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                                                                    EXHIBIT 10.2


                        AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (the "Amendment") is made and entered into as of November 14, 2001 by and between Onyx Software Corporation, a Washington corporation (the "Company"), and Leslie Rechan ("Executive"). The Amendment modifies the employment agreement previously executed between the parties on January 30th, 2001 (the "Employment Agreement"), which is hereby incorporated by reference. In the event of any conflict between the provisions of the Employment Agreement and this Amendment, the terms of this Amendment shall control. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Executive acknowledges and agrees that for a period commencing on November 1, 2001, and ending at the discretion of the Company, but in no event later than December 31, 2002 unless mutually agreed in writing by the parties (the "Redistribution Period"), up to fifteen percent (15%) of Executive's Base Compensation may be re-classified as Leveraged Compensation. Payment of this re-classified amount shall be pursuant to the Company's Leveraged Compensation guidelines, as published by the Company in October 2001. For pay periods occurring after the Redistribution Period, all monies which had been re-classified as contemplated above shall return to their original classification as Base Compensation. Executive further agrees that the terms described in this Section 1 and the relevant Company published redistribution plan shall not be deemed a Constructive Termination as contemplated under
Section 13(a)(2) of the Employment Agreement.

2. The Company agrees that Executive shall receive an advance in the sum of $150,000 (less applicable taxes) of the $250,000 Stay-Put Bonus detailed in
Section 5(b) of the Employment Agreement. Such advance shall be paid within seven (7) business days following the execution of this Amendment. In the event that Executive is not employed with the Company on the one year anniversary of Executive's first day of commencement of employment, Executive shall be required to pay the advance back to the Company within thirty (30) days following Executive's cessation of employment. Notwithstanding the foregoing, no such repayment shall be required in the event Executive is no longer employed with the Company as a result of a Qualifying Termination.

3. Except as expressly provided for under items 1 and 2 above, all other terms and conditions of the Employment Agreement shall remain unchanged.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


ONYX SOFTWARE CORPORATION                   EXECUTIVE


By: /s/ Paul Dauber                         By: /s/ Leslie Rechan
    ------------------------------              -------------------------------
    Paul Dauber                                 Leslie Rechan


Its: General Counsel